EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The Company did not have any subsidiaries as of December 31, 2002. The following corporations were subsidiaries during the year 2002 until they were sold or dissolved:

Name (l, 2)	Jurisdiction of Incorporation
Refac International, Ltd.(3)	Nevada
Refac Biochemics Corporation (4)	Delaware
Refac Consumer Products, Inc.	Delaware
Refac (H.K.) Limited	Hong Kong
Refac Financial Corporation (5)	Delaware
Refac Licensing, Inc. (6)	Delaware

(1)	The Consolidated Financial Statements, incorporated herein, include the accounts of the Company and all of the above subsidiaries during the period of the year that they were part of the consolidated group.

(2)	Subsidiaries of subsidiaries are indented; unless otherwise indicated below, direct and indirect subsidiaries are 100% owned.

(3)	Refac International, Ltd. was sold on September 30, 2002.

(4)	The Company owned approximately 92% of the outstanding capital stock of Refac Biochemics Corporation, which was dissolved on June 28, 2002.

(5)	Refac Financial Corporation was dissolved on October 1, 2002.
(6)	Refac Licensing, Inc., a wholly-owned subsidiary, was dissolved on December 3, 2002.